EXHIBIT 99.1

CAI International, Inc. Announces An Increase in Its Senior Secured Credit Facility

SAN FRANCISCO, Feb 26, 2008 (PrimeNewswire via COMTEX News Network) — CAI International, Inc. (CAI) (NYSE:CAP) announced today that it has completed an agreement to increase the commitment amount on its existing senior secured credit facility with a consortium of banks. The amended credit agreement increases the commitment amount of the Company’s revolving line of credit from $200 million to $265 million. The maturity date of September 25, 2012 and all other terms of the prior agreement signed on September 25, 2007 remain unchanged.

Masaaki (John) Nishibori, CAI’s President and Chief Executive Officer, commented, “We are very grateful to have the continued support of our lenders, particularly in an environment where credit is more restrictive. We were able to attract additional credit commitments while maintaining our existing pricing and terms. Credit costs for our industry will go up this year, and we are pleased to have sufficient commitments in place to meet our investment objectives for 2008 on terms we believe are competitive.”

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of September 30, 2007, the company operated a worldwide fleet of 724,000 TEU of containers through 10 offices located in 8 countries.

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This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results to differ materially from current expectations including, but not limited to, economic conditions, customer demand, increased competition and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its registration statement on Form S-1. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

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SOURCE: CAI International

CAI International, Inc.

Victor Garcia, Chief Financial Officer

(415) 788-0100

vgarcia@caiintl.com

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